Exhibit 99.1

Douglas Dynamics, Inc.

7777 North 73rd Street

Milwaukee, WI 53223

Douglas Dynamics Announces Appointment of Lisa Rojas Bacus to Board of Directors

Current Director James L. Packard to Retire

Milwaukee, WI – October 29, 2020 – Douglas Dynamics, Inc. (NYSE: PLOW), North America's premier manufacturer and upfitter of work truck attachments and equipment, today announced that the Board of Directors has elected Lisa Rojas Bacus as a director of the Company. The Company also announced that James L. (Jim) Packard has decided not to run for reelection and will retire from the Board at the end of his current term expiring at the 2021 annual meeting of stockholders. Mr. Packard has been serving as a director since 2010.

“We are pleased to welcome Lisa as a new independent director,” said James L. (Jim) Janik, Chairman of the Board of Directors. “She has a track record of proven leadership at complex enterprises with more than 30 years of multi-cultural and international experience across a diverse set of industries. Her background in C-suite roles with a focus on marketing, strategic planning and data analytics, plus her private and public board experience, will be invaluable to our entire organization as we continue to drive growth and deliver shareholder value.”

“On behalf of the Board and management team, I want to express our sincere thanks to Jim Packard for more than a decade of dedicated service to Douglas Dynamics. We are extremely grateful for his advice and leadership over the years and wish him all the best for the future,” concluded Mr. Janik.

Lisa R. Bacus Bio and Additional Information

Ms. Bacus previously served as Executive Vice President and Global Chief Marketing Officer at Cigna Corporation, a global health care services company. Prior to joining Cigna, Ms. Bacus was the Executive Vice President and chief marketer at American Family Insurance Group, a personal and commercial property and casualty company. Earlier in her career, Ms. Bacus spent 22 years with the Ford Motor Company, where she held a number of executive leadership positions, including Executive Director of Global Market Research and Insights, Executive Director of Global Marketing Strategy, and head of marketing for Ford in Mexico.

Ms. Bacus currently serves on the boards of publicly traded companies Teradata and Selective Insurance, privately held Culver Franchising System, Inc. Ms. Bacus received her Bachelor of Science in Business Administration from Northern Arizona University and a Master of Business Administration from the Fuqua School of Business at Duke University.

Ms. Bacus will serve on each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board and will be in the class of directors that will be up for re-election at the 2021 annual meeting of stockholders. Additional details regarding the appointment can be found in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

CONTACT

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com